Filed Pursuant to Rule 433

Registration No. 333-223208

March 14, 2018

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

ETF Underlying Supplement dated February 26, 2018)

Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF and the iShares® MSCI EAFE Index ETF (the “Reference Assets”)

►	At least 1.60x uncapped exposure to any positive return of the Least Performing Reference Asset (to be determined on the Pricing Date)

►	Contingent repayment of principal if the Reference Return of the Least Performing Reference Asset is greater than or equal to the Barrier Percentage of -40%

►	Full exposure to any negative Reference Return of the Least Performing Underlying if its Reference Return is less than the Barrier Percentage

►	Approximately 3 years maturity

►	All payments on the securities are subject to the credit risk of HSBC USA Inc.

The Barrier Enhanced Participation Notes (each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-7 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the securities on the Pricing Date is expected to be between $935 and $975 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-7 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per security	$1,000
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying referral fees of up to 1.20% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms1

Principal Amount	$1,000 per security
Term	Approximately 3 years
Reference Assets	The iShares® MSCI Emerging Markets ETF (Ticker: EEM) and the iShares® MSCI EAFE Index ETF (Ticker: EFA)
Upside Participation Rate	At least 160% (1.60x) exposure to any positive Reference Return (to be determined on the Pricing Date)
Barrier Percentage	-40%
Reference Return	Final Price – Initial Price Initial Price
Least Performing Reference Asset	The Reference Asset with the lowest Reference Return
Payment at Maturity per Security

If the Reference Return of each Reference Asset is greater than zero:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Asset × Upside Participation Rate).

If the Reference Return of the Least Performing Reference Asset is less than or equal to zero but greater than or equal to the Barrier Percentage:

$1,000 (zero return).

If the Reference Return of the Least Performing Reference Asset is less than the Barrier Percentage:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Asset).

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below the Initial Price. For example, if the Reference Return is -50%, you will suffer a 50% loss and receive 50% of the Principal Amount

Initial Price	With respect to each Reference Asset, its Official Closing Price on the Pricing Date
Final Price	With respect to each Reference Asset, its Official Closing Price on the Final Valuation Date
Pricing Date	March 28, 2018
Trade Date	March 28, 2018
Original Issue Date	April 3, 2018
Final Valuation Date(2)	March 30, 2021
Maturity Date(2)	April 5, 2021
CUSIP/ISIN	40435FWL7 / US40435FWL74

The Securities

The securities are designed for investors who believe the Reference Assets will appreciate over the term of the securities. If the Reference Return of the Least Performing Reference Asset is below the Barrier Percentage, then the securities are subject to a 1:1 exposure to any potential decline of the Least Performing Reference Asset.

If the Least Performing Reference Asset appreciates over the term of the securities, you will realize at least 160% (1.60x) (to be determined on the Pricing Date) of the Least Performing Reference Asset’s appreciation.

However, if the Least Performing Reference Asset declines and its Reference Return is less than the Barrier Percentage of -40%., you will lose 1% of your investment for every 1% decline in the Least Performing Reference Asset

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the securities assuming an Upside Participation Rate of at least 160% (1.60x) (to be determined on the Pricing Date) and reflecting the Barrier Percentage of -40%. The left hand column shows the Reference Return of the Least Performing Reference Asset

Information about the Reference Assets

The iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. The returns of the iShares® MSCI Emerging Markets ETF may be affected by certain management fees and other expenses, which are detailed in its prospectus.

As of February 28, 2018, the MSCI Emerging Markets Index consisted of the following 24 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.

The iShares® MSCI EAFE Index ETF

The iShares® MSCI EAFE Index ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index. The returns of the iShares® MSCI EAFE Index ETF may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The MSCI EAFE® Index consisted of the following 21 component country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.

The graph above illustrates the performance of each Reference Asset from January 1, 2008 through March 9, 2018, as reported on the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Assets, please see “Description of the Reference Assets” on page FWP-12 of this free writing prospectus. We have derived all disclosure regarding the Reference Assets from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Assets or the Underlying Indices.

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HSBC USA Inc. Barrier Enhanced Participation Notes

Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF and the iShares® MSCI EAFE Index ETF

This free writing prospectus relates to a single offering of Barrier Enhanced Participation Notes. The securities will have the terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the securities and, if the Reference Return of the Least Performing Reference Asset (each as defined below) is less than the Barrier Percentage, lose some or all of your principal.

This free writing prospectus relates to an offering of securities linked to the performance of the iShares® MSCI Emerging Markets ETF and the iShares® MSCI EAFE Index ETF (the “Reference Assets”). The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Assets as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per security
Reference Assets:

The iShares® MSCI Emerging Markets ETF (Ticker: EEM) and the iShares® MSCI EAFE Index ETF (Ticker: EFA) (each, a “Reference Asset” and together the “Reference Assets”)

The iShares® MSCI Emerging Markets Index ETF is linked to the performance of the MSCI Emerging Markets Index, and the iShares® MSCI EAFE Index ETF is linked to the performance of the MSCI EAFE® Index (each index, an “Underlying Index, and together the “Underlying Indices”).

Trade Date:	March 28, 2018
Pricing Date:	March 28, 2018
Original Issue Date:	April 3, 2018
Final Valuation Date:	March 30, 2021. The Final Valuation Date is subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be April 5, 2021. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Upside Participation Rate:	At least 160% (1.60x) (to be determined on the Pricing Date)
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Reference Return:	With respect to each Reference Asset, the quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price Initial Price
Final Settlement Value:

If the Reference Return of each Reference Asset is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Asset × Upside Participation Rate*)

*To be determined on the Pricing Date and will not be less than 160%.

If the Reference Return of the Least Performing Reference Asset is less than or equal to zero but greater than or equal to the Barrier Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return of the Least Performing Reference Asset is less than the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Asset).

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return of the Least Performing Reference Asset is below the Initial Price. For example, if the Reference Return is -50%, you will suffer a 50% loss and receive 50% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return is less than the Barrier Percentage, you will lose some or all of your investment.

Barrier Percentage:	-40%
Least Performing Reference Asset	The Reference Asset with the lowest Reference Return
Initial Price:	With respect to each Reference Asset, its Official Closing Price on the Pricing Date.
Final Price:	With respect to each Reference Asset, its Official Closing Price on the Final Valuation Date.
Form of Securities:	Book-Entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the securities will be less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date. See “Risk Factors — The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP/ISIN:	40435FWL7 / US40435FWL74

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

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GENERAL

This free writing prospectus relates to an offering of securities. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of securities relates to the Reference Assets, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to either Reference Asset or any component security included in either Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the ETF Underlying Supplement dated February 26, 2018. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this free writing prospectus, page S-1 of the prospectus supplement and page S-1 of the ETF Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return of each Reference Asset is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Asset × Upside Participation Rate*).

*To be determined on the Pricing Date and will not be less than 160%.

If the Reference Return of the Least Performing Reference Asset is less than or equal to zero but greater than or equal to the Barrier Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return of either Reference Asset is less than the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Asset).

Under these circumstances, you will lose 1% of the Principal Amount of your securities for every 1% decline in the Least Performing Reference Asset. For example, if the Reference Return is -50%, you will suffer a 50% loss and receive 50% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return of the Least Performing Reference Asset is less than the Barrier Percentage, you will lose some or all of your investment.

Interest

The securities will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Reference Issuer

iShares, Inc. is the reference issuer with respect to each Reference Asset.

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INVESTOR SUITABILITY

The securities may be suitable for you if:	The securities may not be suitable for you if:

▶   You seek an investment with an enhanced return linked to the potential positive performance of the Reference Assets and you believe the price of both Reference Assets will increase over the term of the securities.

▶   You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point decline in the Least Performing Reference Asset if the Reference Return of the Least Performing Reference Asset is less than -40%.

▶   You are willing to forgo dividends or other distributions paid to holders of the stocks held by the Reference Asset or included in the Underlying Index.

▶   You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶   You do not seek current income from your investment.

▶   You do not seek an investment for which there is an active secondary market.

▶   You are willing to hold the securities to maturity.

▶   You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

▶   You believe the Reference Return of at least one Reference Asset will be negative or that the Reference Return will not be sufficiently positive to provide you with your desired return.

▶   You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point decline in the Least Performing Reference Asset if the Reference Return of the Least Performing Reference Asset is less than -40%.

▶   You seek an investment that provides full return of principal.

▶   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶   You prefer to receive dividends or other distributions paid to holders of the stocks held by the Reference Assets or included in the Underlying Indices.

▶   You seek current income from your investment.

▶   You seek an investment for which there will be an active secondary market.

▶   You are unable or unwilling to hold the securities to maturity.

▶   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and on page S-1 of the accompanying ETF Underlying Supplement. Investing in the securities is not equivalent to investing directly in the Reference Assets or any of the stocks included in the Underlying Indices. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the securities described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement;

▶	“— General Risks Related to Index Funds” in the ETF Underlying Supplement;

▶	“— Securities Prices Generally are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in Which They Trade and, to a Lesser Extent, Foreign Markets” in the ETF Underlying Supplement; and

▶	“— Time Differences Between the Domestic and Foreign Markets and New York City may Create Discrepancies in the Trading Level or Price of the Notes” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be fully exposed to the decline in the Least Performing Reference Asset if the Reference Return of the Least Performing Reference Asset is less than the Barrier Percentage of -40%. Accordingly, if the Reference Return of the Least Performing Reference Asset is less than the Barrier Percentage, your Payment at Maturity will be less than the Principal Amount of your securities by an amount proportionate to the decrease in the Least Performing Reference Asset. There is no minimum payment on the securities and, accordingly, you could lose your entire investment.

Since the securities are linked to the performance of more than one Reference Asset, you will be fully exposed to the risk of fluctuations in the price of each Reference Asset.

Since the securities are linked to the performance of more than one Reference Asset, the securities will be linked to the individual performance of each Reference Asset. Because the securities are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Reference Assets to the same degree for each Reference Asset. For example, in the case of securities linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these securities, the individual performance of each of the Reference Assets would not be combined to calculate your return and the depreciation of either of the Reference Assets would not be mitigated by the appreciation of the other Reference Asset. Instead, your return would depend on the Least Performing Reference Asset.

The amount payable on the securities is not linked to the price of the Reference Assets at any time other than on the Final Valuation Date.

The Final Price will be based on the Official Closing Price of the Least Performing Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Least Performing Reference Asset appreciates during the term of the securities other than on the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than the Initial Price, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Least Performing Reference Asset prior to such decrease. Although the actual price of the Reference Assets on the Maturity Date or at other times during the term of the securities may be higher than the Final Price, the Reference Return will be based solely on the Official Closing Price of the Least Performing Reference Asset on the Final Valuation Date.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the

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securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

Owning the securities is not the same as owning one of the Reference Assets or the stocks included in either Underlying Index.

The return on your securities may not reflect the return you would realize if you actually owned either Reference Asset or stocks included in either Underlying Index. As a holder of the securities, you will not have voting rights or rights to receive dividends or other distributions or other rights as would holders of either Reference Asset or the stocks included in either Underlying Index.

Changes that affect the Reference Assets or the Underlying Indices may affect the price of the Reference Assets and the market value of the securities and the amount you will receive at maturity.

The policies of the reference issuer or MSCI Inc. (the “Index Sponsor”), the index sponsor of both Underlying Indices, concerning additions, deletions and substitutions of the constituents comprising either Reference Asset or its applicable Underlying Index, as applicable, and the manner in which the reference issuer or the Index Sponsor takes account of certain changes affecting those constituents included in either Reference Asset or its applicable Underlying Index may affect the price of the applicable Reference Asset. The policies of the reference issuer or the Index Sponsor with respect to the calculation of each Reference Asset or its applicable Underlying Index, as applicable, could also affect the price of the applicable Reference Asset. The reference issuer or the Index Sponsor may discontinue or suspend calculation or dissemination of either Reference Asset or its applicable Underlying Index, as applicable. Any such actions could affect the price of either Reference Asset and the value of the securities.

The performance and market value of each Reference Asset during periods of market volatility may not correlate with the performance of the Underlying Indices as well as the net asset value per share of each Reference Asset.

During periods of market volatility, securities underlying each Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of each respective Reference Asset and the liquidity of that Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of each Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Reference Asset. As a result, under these circumstances, the market value of shares of each Reference Asset may vary substantially from the net asset value per share of that Reference Asset. For all of the foregoing reasons, the performance of each Reference Asset may not correlate with the performance of its respective Underlying Index as well as the net asset value per share of each Reference Asset, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

The Estimated Initial Value of the securities will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

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The price of your securities in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Assets and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If we were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately [12] months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted.

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Risks associated with emerging markets.

Because the EEM is a Reference Asset, an investment in the securities will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

Risks associated with non-U.S. companies.

The value of both Reference Assets depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect

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government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of both Reference Assets and, as a result, the value of the securities.

The securities will not be adjusted for changes in exchange rates.

Although the equity securities that are held by both Reference Assets are traded in currencies other than U.S. dollars, and your securities are denominated in U.S. dollars, the amount payable on your securities at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of both Reference Assets, and therefore your securities. The amount we pay in respect of your securities on the maturity date, if any, will be determined solely in accordance with the procedures described in this free writing prospectus.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of each Reference Asset relative to its Initial Price. We cannot predict the actual Final Price of the Least Performing Reference Asset. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Price used in the table and examples below is not expected to be the actual Initial Price of either Reference Asset. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Assets or the return on your securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Final Settlement Value on a $1,000 investment in the securities for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000
▶	Hypothetical Initial Price of the Least Performing Reference Asset:	$60.00
▶	Hypothetical Upside Participation Rate*:	160%
▶	Barrier Percentage:	-40%

The actual Initial Price will be determined on the Pricing Date.

*To be determined on the Pricing Date and will not be less than 160%.

Hypothetical Final Price of the Least Performing Reference Asset	Hypothetical Reference Return of the Least Performing Reference Asset	Hypothetical Final Settlement Value	Hypothetical Return on the Securities
$120.00	100.00%	$2,600.00	160.00%
$108.00	80.00%	$2,280.00	128.00%
$96.00	60.00%	$1,960.00	96.00%
$84.00	40.00%	$1,640.00	64.00%
$78.00	30.00%	$1,480.00	48.00%
$72.00	20.00%	$1,320.00	32.00%
$69.00	15.00%	$1,240.00	24.00%
$66.00	10.00%	$1,160.00	16.00%
$63.00	5.00%	$1,080.00	8.00%
$61.20	2.00%	$1,032.00	3.20%
$60.60	1.00%	$1,016.00	1.60%
$60.00	0.00%	$1,000.00	0.00%
$59.40	-1.00%	$1,000.00	0.00%
$58.80	-2.00%	$1,000.00	0.00%
$57.00	-5.00%	$1,000.00	0.00%
$48.00	-20.00%	$1,000.00	0.00%
$42.00	-30.00%	$1,000.00	0.00%
$36.00	-40.00%	$1,000.00	0.00%
$30.00	-50.00%	$500.00	-50.00%
$24.00	-60.00%	$400.00	-60.00%
$18.00	-70.00%	$300.00	-70.00%
$12.00	-80.00%	$200.00	-80.00%
$6.00	-90.00%	$100.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The Reference Return of the Least Performing Reference Asset is positive.

Underlying	Initial Price	Final Price
EEM	$60	$66
EFA	$60	$70

EEM is the Least Performing Reference Asset. Because the Initial Price of the EEM is $60.00 and the Final Price of the EEM is $66.00, the Reference Return of the Least Performing Reference Asset is 10.00%, calculated as follows:

Final Price of the EEM – Initial Price of the EEM

Initial Price of the EEM

(66.00 - 60.00) / 60.00 = 10.00%

Because the Reference Return of the Least Performing Reference Asset is positive, the Final Settlement Value would be $1,160.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Asset × Upside Participation Rate)

= $1,000 + ($1,000 × 10.00% × 160%)

= $1,160.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by the hypothetical Upside Participation Rate of 160% when the Reference Asset appreciates.

Example 2: The Reference Return of the Least Performing Reference Asset is less than zero, but greater than the Barrier Percentage.

Underlying	Initial Price	Final Price
EEM	$60	$57
EFA	$60	$66

EEM is the Least Performing Reference Asset. Because the Initial Price of the EEM is $60.00 and the Final Price of the EEM is $57.00, the Reference Return of the Least Performing Reference Asset is -5.00%, calculated as follows:

Final Price of the EEM – Initial Price of the EEM

Initial Price of the EEM

(57.00 - 60.00) / 60.00 = -5.00%

Because the Reference Return of the Least Performing Reference Asset is less than zero but greater than the Barrier Percentage of -40%, the Final Settlement Value would be $1,000 per $1,000 Principal Amount (a zero return).

Example 3: The Reference Return of the Least Performing Reference Asset is less than the Barrier Percentage.

Underlying	Initial Price	Final Price
EEM	$60	$40
EFA	$60	$12

EFA is the Least Performing Reference Asset. Because the Initial Price of the EFA is $60.00 and the Final Price of the EEM is $12.00, the Reference Return of the Least Performing Reference Asset is -80.00%, calculated as follows:

Final Price of the EFA – Initial Price of the EFA

Initial Price of the EFA

(12.00 - 60.00) / 60.00 = -80.00%

Because the Reference Return of the Least Performing Reference Asset is less than the Barrier Percentage of -40%, the Final Settlement Value would be $200.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Asset)

= $1,000 + ($1,000 × -80.00%)

= $200.00

Example 3 shows that you are exposed on a 1-to-1 basis to declines in the price of the Reference Asset if the Reference Return of the Least Performing Reference Asset is less than the Barrier Percentage. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

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DESCRIPTION OF THE REFERENCE ASSETS

iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of February 28, 2018, the MSCI Emerging Markets Index consisted of the following 24 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The returns of the iShares® MSCI Emerging Markets ETF may be affected by certain management fees and other expenses, which are detailed in its prospectus.

For more information about this Reference Asset, see “The iShares® MSCI Emerging Markets ETF” beginning on page S-28 of the accompanying ETF Underlying Supplement.

Historical Performance

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices of the iShares® MSCI Emerging Markets ETF for each quarter in the period from January 1, 2008 through March 9, 2018. We obtained the data in this table from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny.

The graph below illustrates the daily performance of the iShares® MSCI Emerging Markets ETF from January 1, 2008 through March 9, 2018 based on information from the Bloomberg Professional® service.

Historical prices and past performance of the Reference Asset is not indicative of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	50.37	42.17	44.79
June 30, 2008	51.70	44.43	45.19
September 30, 2008	44.43	31.33	34.53
December 31, 2008	33.90	18.22	24.69
March 31, 2009	27.09	19.94	24.81
June 30, 2009	34.64	25.65	32.23
September 30, 2009	39.29	30.75	38.91
December 31, 2009	42.07	37.56	41.36
March 31, 2010	43.22	36.83	42.12
June 30, 2010	43.98	36.16	37.32
September 30, 2010	44.77	37.59	44.77
December 31, 2010	48.58	44.77	47.31
March 31, 2011	48.69	44.63	48.69
June 30, 2011	50.21	45.50	47.60
September 30, 2011	48.46	34.95	35.07
December 31, 2011	42.80	34.36	37.94
March 31, 2012	44.76	38.23	42.94
June 30, 2012	43.54	36.68	39.19
September 30, 2012	42.37	37.42	41.32
December 31, 2012	44.35	40.14	44.35
March 30, 2013	45.20	41.80	42.78
June 30, 2013	44.23	36.63	38.57
September 30, 2013	43.29	37.34	40.77
December 31, 2013	43.66	40.44	41.77
March 31, 2014	40.99	37.09	40.99
June 30, 2014	43.95	40.82	43.23
September 30, 2014	45.85	41.56	41.56
December 31, 2014	42.44	37.73	39.29
March 31, 2015	41.07	37.92	40.13
June 30, 2015	44.09	39.04	39.62
September 30, 2015	39.78	31.32	32.78
December 31, 2015	36.29	31.55	32.19
March 31, 2016	34.28	28.25	34.25
June 30, 2016	35.26	31.87	34.36
September 30, 2016	38.20	33.77	37.45
December 31, 2016	38.10	34.08	35.01
March 31, 2017	39.99	35.43	39.39
June 30, 2017	41.93	38.81	41.39
September 30, 2017	45.85	41.05	44.81
December 31, 2017	47.81	44.81	47.12
March 9, 2018*	52.08	45.69	46.42

* This document includes, for the first calendar quarter of 2018, data for the period from January 1, 2018 through March 9, 2018. Accordingly, the “Quarter High,” “Quarter

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Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

iShares® MSCI EAFE Index ETF

The iShares® MSCI EAFE Index ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index. The returns of the Reference Asset may be affected by certain management fees and other expenses, which are detailed in its prospectus.

For more information about this Reference Asset, see “The iShares® MSCI EAFE Index ETF” beginning on page S-26 of the accompanying ETF Underlying Supplement.

Historical Performance

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices of the iShares® MSCI EAFE Index ETF for each quarter in the period from January 1, 2008 through March 9, 2018. We obtained the data in this table from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny.

The graph below illustrates the daily performance of the iShares® MSCI EAFE Index ETF from January 1, 2008 through March 9, 2018 based on information from the Bloomberg Professional® service.

Historical prices and past performance of the Reference Asset is not indicative of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	78.35	68.31	71.90
June 30, 2008	78.52	68.10	68.70
September 30, 2008	68.04	53.08	56.30
December 31, 2008	55.88	35.71	44.33
March 31, 2009	45.44	31.69	37.59
June 30, 2009	49.04	38.57	45.81
September 30, 2009	55.81	43.91	54.70
December 31, 2009	57.28	52.66	55.66
March 31, 2010	57.96	50.45	56.00
June 30, 2010	58.03	46.29	46.51
September 30, 2010	55.42	47.09	54.92
December 31, 2010	59.46	54.25	57.87
March 31, 2011	61.91	55.31	60.09
June 30, 2011	63.87	57.10	60.14
September 30, 2011	60.80	46.66	47.75
December 31, 2011	55.57	46.45	49.53
March 31, 2012	55.80	49.15	54.90
June 30, 2012	55.51	46.55	49.96
September 30, 2012	55.15	47.62	53.00
December 31, 2012	56.88	51.96	56.82
March 30, 2013	59.89	56.90	58.98
June 30, 2013	63.53	57.03	57.38
September 30, 2013	65.05	57.55	63.79
December 31, 2013	67.06	62.71	67.06
March 31, 2014	68.03	62.31	67.17
June 30, 2014	70.67	66.26	68.37
September 30, 2014	69.25	64.12	64.12
December 31, 2014	64.51	59.53	60.84
March 31, 2015	65.99	58.48	64.17
June 30, 2015	68.42	63.49	63.49
September 30, 2015	65.46	56.25	57.32
December 31, 2015	62.06	57.50	58.75
March 31, 2016	57.80	51.38	57.13
June 30, 2016	59.87	52.64	55.81
September 30, 2016	59.86	54.44	59.13
December 31, 2016	59.20	56.20	57.73
March 31, 2017	62.60	58.09	62.29
June 30, 2017	67.22	61.44	65.20
September 30, 2017	68.48	64.83	68.48
December 31, 2017	70.80	68.42	70.31
March 9, 2018*	75.25	68.30	68.59

* This document includes, for the first calendar quarter of 2018, data for the period from January 1, 2018 through March 9, 2018. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

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EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus.  In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date.  If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date).  The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no market disruption event exists with respect to a Reference Asset on the scheduled trading day preceding the date of acceleration, the determination of such Reference Asset’s Reference Return will be made on such date, irrespective of the existence of a market disruption event with respect to the other Reference Asset occurring on such date.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the securities directly to investors. HSBC Securities (USA) Inc. proposes to offer the securities at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying referral fees of up to 1.60% per $1,000 security in connection with the distribution of the securities to other registered broker-dealers. Neither HSBC USA Inc. nor any of its affiliates will pay any underwriting discounts.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

We expect that delivery of the securities will be made against payment for the securities on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which

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it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of one of the Reference Assets (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the securities will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each security linked to the Reference Asset will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such security for an amount equal to the “issue price” of the security and, upon the date of sale, exchange or maturity of the security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the security). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the security after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether either Reference Asset or any of the entities whose stock is owned by the Reference Assets would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Reference Assets or one or more of the entities whose stock is owned by the Reference Assets were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Assets and the entities whose stock is owned by the Reference Assets and consult your tax advisor regarding the possible consequences to you if the Reference Assets or one or more of the entities whose stock is owned by the Reference Assets is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$     Barrier Enhanced Participation
Notes Linked to the iShares® MSCI
Emerging Markets ETF and the
iShares® MSCI EAFE Index ETF

March 14, 2018

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-5
Payment at Maturity	FWP-5
Investor Suitability	FWP-6
Risk Factors	FWP-7
Illustrative Examples	FWP-11
Description of the Reference Assets	FWP-13
Events of Default and Acceleration	FWP-15
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-15
U.S. Federal Income Tax Considerations	FWP-15

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-9
The Energy Select Sector SPDR® Fund	S-10
The Financial Select Sector SPDR® Fund	S-12
The Health Care Select Sector SPDR® Fund	S-14
The iShares® China Large-Cap ETF	S-16
The iShares® Latin America 40 ETF	S-19
The iShares® MSCI Brazil Capped ETF	S-24
The iShares® MSCI EAFE ETF	S-26
The iShares® MSCI Emerging Markets ETF	S-28
The iShares® MSCI Mexico Capped ETF	S-30
The iShares® Transportation Average ETF	S-31
The iShares® U.S. Real Estate ETF	S-32
The Market Vectors® Gold Miners ETF	S-31
The Powershares QQQ Trustsm, Series 1	S-32
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-34
The SPDR® S&P 500® ETF Trust	S-37
The Vanguard® FTSE Emerging Markets ETF	S-41
The WisdomTree® Japan Hedged Equity Fund	S-44
Additional Terms of the Notes	S-47

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58